Exhibit 10.2
EXECUTIVE CHANGE OF CONTROL AGREEMENT
This EXECUTIVE CHANGE OF CONTROL AGREEMENT (“Agreement”) is made as of the 5th day of March 2015, between CIRCOR International, Inc., a Delaware corporation (the “Company”), and Erik Wiik (“Executive”).
WHEREAS, the Company presently employs the Executive in which capacity the Executive serves as an officer of the Company; and
WHEREAS, the Board of Directors of the Company (the “Board”) recognizes the valuable services rendered to the Company and its respective affiliates by the Executive; and
WHEREAS, the Board has determined that it is in the best interests of the Company and its affiliates to encourage in advance the continued loyalty of the Executive as well as the Executive’s continued attention to his assigned duties and objectivity in the event of a threatened or possible change in control of the Company;
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
“Cause” shall mean: (a) conduct by Executive constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its affiliates other than the occasional, customary and de minimus use of Company property for personal purposes; (b) criminal or civil conviction of Executive, a plea of nolo contendere by Executive or conduct by Executive that would reasonably be expected to result in material injury to the reputation of the Company if he were retained in his position with the Company, including, without limitation, conviction of a felony involving moral turpitude; (c) continued, willful and deliberate non-performance by Executive of his duties hereunder (other than by reason of Executive’s physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the Chairman of the Board; or (d) a violation by Executive of the Company’s employment policies which has continued following written notice “of such violation from the Chairman of the Board.
“Change in Control” shall mean any of the following:
(a)    Any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the

Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of either (A) the combined voting power of the Company’s then outstanding securities having the right to voice in an election of the Company’s Board (“Voting Securities”) or (B) the then outstanding shares of Company’s common stock, par value $0.01 per share (“Common Stock”) (other than as a result of an acquisition of securities directly from the Company); or
(b)    Incumbent Directors (as defined below) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board; or
(c)    The stockholders of the Company shall approve (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate fifty percent (50%) or more of the voting shares of the Company or other party issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (C) any plan or proposal for the liquidation or dissolution of the Company.
Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred for purposes of the foregoing clause (a) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Common Stock or other Voting Securities outstanding, increases the proportionate number of shares beneficially owned by any person to twenty-five percent (25%) or more of either (A) the combined voting power of all of the then outstanding Voting Securities or (B) Common Stock; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities or Common Stock (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns twenty-five percent (25%) or more of either (A) the combined voting power of all of the then outstanding Voting Securities or (B) Common Stock, then a “Change of Control” shall be deemed to have occurred for purposes of the foregoing clause (a).
“Good Reason” shall mean that Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (a) a material diminution in the Executive’s responsibilities, authority or duties; (b) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (c) a material change in the geographic location at which the Executive provides services to the Company, provided that such change shall be more than thirty (30) miles from such location; or (d) the material breach of this Agreement by the Company. “Good Reason Process” shall mean that (i) Executive reasonably determines in good faith that a “Good Reason” event has occurred; (ii) Executive notifies the Company in writing of the occurrence of the Good Reason event within sixty (60) days of the occurrence of such event; (iii) Executive cooperates in good faith with the Company’s efforts, for a period not less than ninety (90) days following such notice, to modify Executive’s employment situation in a manner acceptable to Executive and Company; and (iv) notwithstanding such efforts, one or more of the Good Reason events continues to exist and has not been modified in a manner acceptable to Executive. If the Company cures the Good Reason event in a manner acceptable to Executive during the ninety (90) day period, Good Reason shall be deemed not to have occurred.
“Incumbent Directors” shall mean persons who, as of the Commencement Date, constitute the Board; provided that any person becoming a director of the Company subsequent to the Commencement Date shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by a vote of at least a majority of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director.
2.Term. The term of this Agreement shall extend from the date hereof (the “Commencement Date”) until the first anniversary of the Commencement Date; provided, however, that the term of this Agreement shall automatically be extended for one additional year on the first anniversary of the Commencement Date and each anniversary thereafter unless, not less than 90 days prior to each such date, either party shall have given notice to the other that it does not wish to extend this Agreement; provided, further, that if a Change in Control occurs during the original or extended term of this Agreement, the term of this Agreement shall continue in effect for a period of not less than twelve (12) months beyond the month in which the Change in Control occurred.
3.Change in Control Payment. The provisions of this Paragraph 3 set forth certain terms of an agreement reached between Executive and the Company regarding Executive’s rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall terminate and be of no further force or effect beginning twelve (12) months after the occurrence of a Change of Control.
(a)Change in Control.
(i)If within twelve (12) months after the occurrence of the first event constituting a Change in Control, Executive’s employment is terminated by the Company without Cause as defined in Section 1 or Executive terminates his employment for Good Reason as provided in Section 1, then the Company shall pay Executive a lump sum in cash in an amount equal to two (2) times the sum of (A) Executive’s current Base Salary plus (B) Executive’s current target annual incentive compensation under the Company’s Executive Bonus Incentive Plan (“Target Bonus Opportunity”). Such lump sum cash payment shall be paid to Executive within thirty (30) days following the date of termination of Executive’s employment; and
(ii)Notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, and except as set forth in paragraph (iii) below regarding the performance-based stock option award granted to Executive in connection with the commencement of his employment with the Company, upon a Change in Control, all stock options and other stock-based awards granted to Executive by the Company shall immediately accelerate and become exercisable or non-forfeitable as of the effective date of such Change in Control. In addition, all restricted stock units held by the Executive pursuant to the Management Stock Purchase Plan shall become fully vested upon a Change of Control and the Executive shall be entitled to receive the shares of stock represented by such restricted stock units. Executive shall also be entitled to any other rights and benefits with respect to stock-related awards, to the extent and upon the terms, provided in the employee stock option or incentive plan or any agreement or other instrument attendant thereto pursuant to which such options or awards were granted; and
(iii)With respect to the performance-based stock option award granted to Executive in connection with the commencement of his employment with the Company, upon a Change of Control, the performance-based stock options subject to such award shall vest only to the extent set forth in the “Performance-Based Stock Option Agreement” covering such award; and
(iv)The Company shall, for a period of two (2) years commencing on the date of termination of Executive’s employment, pay such health insurance premiums as may be necessary to allow Executive, Executive’s spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination of Executive’s employment.
(b)Additional Limitation.
(i)    Anything in this Agreement to the contrary notwithstanding, in the event that any compensation, payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the following provisions shall apply:
(A)If the Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state and local income and employment taxes payable by Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, Executive shall be entitled to the full benefits payable under this Agreement.

(B)If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the benefits payable under this Agreement shall be reduced (but not below zero) to the extent necessary so that the maximum Severance Payments shall not exceed the Threshold Amount. To the extent that there is more than one method of reducing the payments to bring them within the Threshold Amount, the Severance Payments shall be reduced in the following order: (i) cash payments not subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments; and (iv) non-cash form of benefits. To the extent any payment is to be made over time (e.g., in installments), then the payments shall be reduced in reverse chronological order.
For the purposes of this Paragraph 3, “Threshold Amount” shall mean three times Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by Executive with respect to such excise tax.
(ii)    The determination as to which of the alternative provisions of Paragraph 3(b)(i) shall apply to Executive shall be made by KPMG LLP or any other nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the date of termination of Executive’s employment, if applicable, or at such earlier time as is reasonably requested by the Company or Executive. For purposes of determining which of the alternative provisions of Paragraph 3(b)(i) shall apply, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Executive’s residence on the date of termination of Executive’s employment, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and Executive.
4.Unauthorized Disclosures. Executive acknowledges that in the course of his employment with the Company (and, if applicable, its predecessors), he has been allowed to become, and will continue to be allowed to become, acquainted with the Company’s and the Company’s business affairs, information, trade secrets, and other matters which are of a proprietary or confidential nature, including but not limited to the Company’s and its affiliates’ and predecessors’ operations, business opportunities, price and cost information, finance, customer information, business plans, various sales techniques, manuals, letters, notebooks, procedures, reports, products, processes, services, and other confidential information and knowledge (collectively the “Confidential Information”) concerning the Company’s and its affiliates’ and predecessors’ business. The Company agrees to provide on an ongoing basis such Confidential Information as the Company deems necessary or desirable to aid Executive in the performance of his duties. Executive understands and acknowledges that such Confidential Information is confidential, and he agrees not to disclose such Confidential Information to anyone outside the Company except to the extent that (i) Executive deems such disclosure or use reasonably necessary or appropriate in connection with performing his duties on behalf of the Company, (ii) Executive is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, Executive shall promptly inform the Company of such event, shall cooperate with the Company, as appropriate, in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order; (iii) such Confidential Information becomes generally known to and available for use in the Company’s industry (the “Fluid-Control Industry”), other than as a result of any action or inaction by Executive; or (iv) such information has been rightfully received by a member of the Fluid-Control Industry or has been published in a form generally available to the Fluid-Control Industry prior to the date Executive proposes to disclose or use such information. Executive further agrees that he will not during employment and/or at any time thereafter use such Confidential Information in competing, directly or indirectly, with the Company. At such time as Executive shall cease to be employed by the Company, he will immediately turn over to the Company all Confidential Information, including papers, documents, writings, electronically stored information, other property, and all copies of them provided to or created by him during the course of his employment with the Company. The provisions of this Paragraph 4 shall survive termination of this Agreement for any reason.
5.Covenant Not to Compete. In consideration of the benefits afforded the Executive under the terms provided in this Agreement and as a means to aid in the performance and enforcement of the terms of the provisions of Paragraph 4, Executive agrees that
(a)    during the term of Executive’s employment with the Company and for a period of twelve (12) months thereafter, regardless of the reason for termination of employment, Executive will not, directly or indirectly, as an owner, director, principal, agent, officer, employee, partner, consultant, servant, or otherwise, carry on, operate, manage, control, or become involved in any manner with any business, operation, corporation, partnership, association, agency, or other person or entity which is engaged in a business that is competitive with any of the Company or its affiliate’s businesses or products as of the date of Executive’s termination of employment with the Company, in any area or territory in which the Company or any affiliate of the Company conducts operations; provided, however, that the foregoing shall not prohibit Executive from owning up to one percent (1%) of the outstanding stock of a publicly held company engaged in the Fluid-Control Industry; and
(b)    during the term of Executive’s employment with the Company and for a period of twelve (12) months thereafter, regardless of the reason for termination of employment, Executive will not directly or indirectly solicit or induce any present or future employee of the Company or any affiliate of the Company to accept employment with Executive or with any business, operation, corporation, partnership, association; agency, or other person or entity with which Executive may be associated, and Executive will not employ or cause any business, operation, corporation, partnership, association, agency, or other person or entity with which Executive may be associated to employ any present or future employee of the Company or affiliate of the Company without providing the Company or the affiliate, as appropriate, with ten (10) days’ prior written notice of such proposed employment.
Should Executive violate any of the provisions of this Paragraph, then in addition to all other rights and remedies available to the Company at law or in equity, the duration of this covenant shall automatically be extended for the period of time from which Executive began such violation until he permanently ceases such violation.
6.Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:
Erik Wiik
At his home address as shown
in the Company’s personnel records;
If to the Company:
CIRCOR International, Inc.
30 Corporate Drive, Suite 200
Burlington, MA 01803
Attention: Board of Directors of CIRCOR International, Inc.
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
7.Not an Employment Contract. This Agreement is intended only to provide those benefits for the Executive as set forth in Paragraph 3 in connection with a Change of Control. As such, this Agreement is not intended to and does not in any way constitute an employment agreement or other contract which would cause the employee to be considered anything other than an employee at will or to in any way be entitled to any specific payments or benefits from the Company in the event of a termination of employment not subject to Paragraph 3 of this Agreement.
8.Miscellaneous. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto of or compliance with, any condition or provision of this

Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, unless specifically referred to herein, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts (without regard to principles of conflicts of laws).
9.Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The invalid portion of this Agreement, if any, shall be modified by any court having jurisdiction to the extent necessary to render such portion enforceable.
10.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
11.Arbitration; Other Disputes. In the event of any dispute or controversy arising under or in connection with this Agreement, the parties shall first promptly try in good faith to settle such dispute or controversy by mediation under the applicable rules of the American Arbitration Association before resorting to arbitration. In the event such dispute or controversy remains unresolved in whole or in part for a period of thirty (30) days after it arises, the parties will settle any remaining dispute or controversy exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding the above, the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of Paragraph 4 or 5 hereof.
12.Litigation and Regulatory Cooperation. During and after Executive’s employment, Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company and/or any affiliate of the Company which relate to events or occurrences that transpired while Executive was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect Executive or expose Executive to an increased probability of civil or criminal litigation. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company and/or the Company at mutually convenient times. During and after Executive’s employment, Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall also provide Executive with compensation on an hourly basis (to be derived from the sum of his Base Compensation and Target Bonus

Opportunity) for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse Executive for all costs and expenses incurred in connection with his performance under this Paragraph 12, including, but not limited to, reasonable attorneys’ fees and costs.
13.Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

14.Section 409A.
(a)    Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.
(b)    The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(c)    The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(d)    The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
(e)    All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.
CIRCOR International, Inc.

By:	/s/ Scott A. Buckhout Scott A. Buckhout President & CEO
EXECUTIVE
/s/ Erik Wiik
Erik Wiik

[signature page to Executive Change of Control Agreement]

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